Exhibit 4.46

BIRKS GROUP INC.

OMNIBUS LONG-TERM INCENTIVE PLAN

September 21, 2016

Revised: 09-19-19

Revised: 09-16-21

Revised: 11-18-21

Revised: 01-11-22

Revised: 09-19-19

Revised: 09-16-21

Revised: 11-18-21

Revised: 01-11-22

BIRKS GROUP INC.

OMNIBUS LONG-TERM INCENTIVE PLAN

Birks Group Inc. (the “Corporation”) hereby establishes an Omnibus Long-Term Incentive Plan for certain qualified directors, officers, senior executives and other employees of the Corporation or a Subsidiary (as defined herein), consultants and service providers providing ongoing services to the Corporation and its Affiliates (as defined herein) that can have a significant impact on the Corporation’s long-term results.

ARTICLE 1 — DEFINITIONS

Section 1.1 Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“2006 Plan” means the long-term incentive plan of Birks & Mayors Inc. adopted by the shareholders of the Corporation on June 2, 2006;

“Administrator” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Affiliates” has the meaning given to this term in the Canada Business Corporations Act, as such legislation may be amended, supplemented or replaced from time to time;

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant and (ii) the Spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s Spouse’s relatives, if they share that Participant’s residence;

“Awards” means an Option, a RSU, a DSU, a PSU or a SAR granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy), any securities of the Corporation may not be traded by certain Persons designated by the Corporation;

“Board” has the meaning ascribed thereto in Section 2.2(1) hereof;

“Broker” means a broker independent from the Corporation or any of its subsidiaries who has been designated by the Corporation as the broker that will purchase Shares pursuant to the Plan and who is a member of stock exchange on which the Shares are listed, or, if the Shares are not then listed, as selected by the Board acting in good faith;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in the City of Montréal, in the Province of Québec, for the transaction of banking business;

Revised: 09-19-19

Revised: 09-16-21

Revised: 11-18-21

Revised: 01-11-22

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 11.2, on the RSU Settlement Date;

“Cause” has the meaning ascribed thereto in Section 8.2(1) hereof;

“Change in Control” means an event whereby:

(i)

any Person (or more than one Person acting as a group) becomes the beneficial owner, by means of an acquisition of Shares or otherwise, directly or indirectly, of more than 50% of either the issued and outstanding Shares or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally, provided, however, that a Change in Control shall not result from the transfer of securities of the Corporation by any individual to a Family Member, or to a trust in which such individual and his or her Family Members own more than 50% of the beneficial interests or to an entity in which such individual and his or her Family Members own more than 50% of the combined voting power;

(ii)

A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iii)

the Corporation undergoes a liquidation or dissolution or sells all or substantially all of its assets, provided, however, that a Change in Control shall not result from the sale of assets to or a merger or amalgamation with or into any Person that beneficially owns securities of the Corporation representing 50% or more of the total combined voting power of the Corporation, or from a sale of assets to or merger or amalgamation with or into any affiliate of such person;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Code of Conduct” means any code of conduct adopted by the Corporation, as modified from time to time;

“Corporation” has the meaning ascribed thereto in the preamble hereof;

“Deemed Awards” has the meaning ascribed thereto in Section 8.4(a)(i) hereof;

“Dividend Equivalent” means (i) for purposes of Article 4, a bookkeeping entry equivalent in value to a dividend paid on a Share credited to a Participant’s Account in accordance with Section 4.5 hereof; and (ii) for purposes of Article 5, a cash credit equivalent in value to a dividend paid on a Share credited to a Participant’s Account in accordance with Section 5.10 hereof;

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 4 hereof;

“DSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof;

“Eligibility Date” has the meaning ascribed thereto in Section 8.2(3) hereof;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3(1) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or a Subsidiary and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Exchange” means the NYSE MKT, or any stock exchange on which the Shares of the Corporation may be listed from time to time;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Family Members” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

“Final Payment” has the meaning ascribed thereto in Section 4.4(3) hereof;

“Going-Private Transaction” means a “Rule 13e-3 transaction” as defined in Rule 13e-3(a)(3) under the Exchange Act;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a DSU Agreement, a RSU Agreement, a PSU Agreement, a SAR Agreement or an Employment Agreement;

“Incentive Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option granted under and in accordance with the terms of Section 9.3 hereof, that meets the requirements of Section 422 of the Code or any successor provision thereto and is designated by the Board in the applicable Grant Agreement as an Incentive Stock Option;

“Insider” has the meaning given to the term in the Canada Business Corporations Act, as such legislation may be amended, supplemented or replaced from time to time;

“Market Value” means at any date when the Market Value of Shares of the Corporation is to be determined, the closing price of the Shares on the Trading Day prior to the date when the Market Value of the Shares is to be determined on the Exchange, or if the Shares of the Corporation are not listed on any Exchange, the value as is determined solely by the Board, acting reasonably and in good faith and, in the case of a Participant who is a U.S. Resident, in accordance with Code Section 409A and such determination shall be conclusive and binding on all Persons;

“Nonstatutory Stock Option” means, in the case of a Participant who is a U.S. Resident, any Option which is not an Incentive Stock Option;

“Notice of Redemption” means the written notice by a Participant, or the administrator or liquidator of the estate of the Participant, to the Corporation of the Participant’s wish to redeem his or her DSUs;

“Option” means an option granted to the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof;

“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof;

“Option In-the-Money Amount” has the meaning ascribe thereto in Section 3.6(3) hereof;

“Option Price” has the meaning ascribed thereto in Section 3.3 hereof;

“Option Term” has the meaning ascribed thereto in Section 3.4 hereof;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained for each Participant’s participation in RSUs under the Plan;

“Performance Based Exception” means, in the case of a Participant who is a U.S. Resident, the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including, to the extent applicable, the special provision for options thereunder);

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Share” means a Share granted to a Participant in accordance with Article 6 hereof;

“Performance Share Units” or “PSU” means a right awarded to a Participant to receive an award of Shares or cash as provided in Article 6 hereof and subject to the terms and conditions of this Plan;

“Performance Measure” has the meaning ascribed thereto in Section 9.2(1) hereof;

“Performance Period” means the period determined by the Board at the time any Award is granted or at any time thereafter during which any performance goals specified by the Board with respect to such Award are to be measured;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Birks Group Inc. Omnibus Long-Term Incentive Plan, including any amendments or supplements hereto made after the effective date hereof;

“PSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of PSUs and the terms and conditions thereof;

“Registered Plans” has the meaning ascribed thereto in Section 8.1(4)(c) hereof;

“Restriction Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“RSU” means a right awarded to a Participant to receive a payment in the form of Shares as provided in Article 4 hereof and subject to the terms and conditions of this Plan;

“RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof;

“RSU Settlement Date” has the meaning determined in Section 5.6;

“RSU Vesting Determination Date” has the meaning described thereto in Section 5.4(1) hereof;

“SAR” means a right to receive a payment, in Shares, equal to the appreciation in the Corporation’s Shares over a specified period, as set forth in the respective SAR Agreement;

“SAR Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of SARs and the terms and conditions thereof;

“SAR In-the-Money Amount” has the meaning ascribe thereto in Section 7.6(4) hereof;

“SAR Price” has the meaning ascribed thereto in Section 8.1 hereof;

“SAR Term” has the meaning ascribed thereto in Section 8.4 hereof;

“Shares” means the Class A Voting Shares of the Corporation;

“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Corporation;

“Successor Corporation” has the meaning ascribed thereto in Section 10.1(3) hereof;

“Spouse” has the meaning ascribed thereto in Section 8.1(4)(d) hereof;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time.

“Termination Date” means (i) in the event of a Participant’s resignation, the date on which such Participant ceases to be a director, officer, senior executive or employee of the Corporation or a Subsidiary, or a consultant or service provider providing ongoing services to the Corporation or one of its Affiliates and (ii) in the event of the termination of the Participant’s employment, or position as director, officer or senior executive of the Corporation or a Subsidiary, or consultant or service provider providing ongoing services to the Corporation and its Affiliates, the effective date of the termination as specified in the notice of termination provided to the Participant by the Corporation, the Subsidiary or the Affiliate, as the case may be; and

“Trading Day” means any day on which the Exchange is opened for trading;

“U.S. Resident” means any individual who is treated as a resident of the United States for United States federal tax purposes.

“Vested Awards” has the meaning described thereto in Section 8.2(2) hereof.

Section 1.2 Interpretation.

(1)	Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board.

(2)	Any reference in this Plan to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(3)

The provision of a table of contents, the division of this Plan into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Plan.

(4)

In this Plan, the words “including”, “includes” and “include” and any derivatives of such words mean “including (or includes or include) without limitation”. The expression “Article”, “Section” and other subdivision followed by a number, mean and refer to the specified Article, Section or other subdivision of this Plan.

(5)

If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan, then the first day of the period is not counted, but the day of its expiry is counted.

ARTICLE 2 — PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1 Purpose of the Plan.

(1)	The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(a)

to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(b)

to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(c)	to reward the Participants for their performance of services while working for the Corporation or a Subsidiary; and

(d)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment.

Section 2.2 Implementation and Administration of the Plan.

(1)

The Plan shall be administered and interpreted by the board of directors of the Corporation (the “Board”) or, if the Board by resolution so decides, by a committee or plan administrator appointed by the Board (the “Administrator”). If an Administrator is appointed for this purpose, all references to the “Board” herein will be deemed references to the Administrator.

(2)

The Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan, subject to any applicable rules of the Exchange. Subject to the provisions of the Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The Board may delegate to officers or managers of the Corporation, or committees thereof, the authority, subject to such terms as the Board shall determine, to perform such functions, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to fail to so qualify. The interpretation, construction and application of the Plan and any provisions hereof made by the Board, or by any officer, manager or committee to which the Board delegated authority to perform such functions, shall be final and binding on all Eligible Participants.

(3)

No member of the Board, or any officer, manager or committee to which the Board delegated authority to perform such functions, shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder. Members of the Board, and any officer, manager or committee acting at the direction or on behalf of the Board, shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

(4)	Any determination approved by a majority of the Board shall be deemed to be a determination of that matter by the Board.

Section 2.3 Eligible Participants.

(1)

The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be the directors, officers, senior executives and other employees of the Corporation or a Subsidiary, consultants and service providers providing ongoing services to the Corporation and its Affiliates, who the Board may determine from time to time, in its sole discretion. In determining Awards to be granted under the Plan, the Board shall give due consideration to the value of each Eligible Participant’s present and potential future contribution to the Corporation’s success. For greater certainty, a Person whose employment with the Corporation or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such employee, director, officer, executive, consultant or service provider, the Corporation or such Affiliate, as the case may be, shall cease to be eligible to receive Awards hereunder as of the date on which such Person provides notice to the Corporation or the Affiliate, as the case may be, in writing or verbally, of such cessation, or on the Termination Date for any cessation of a Participant’s employment or position as a director, officer, executive, consultant or service provider initiated by the Corporation.

(2)

Eligibility to participate does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to be granted any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation.

(3)

Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment by the Corporation to the Participant.

Section 2.4 Shares Subject to the Plan.

(1)

Subject to adjustment pursuant to Article 10 hereof, the aggregate number of Shares that may be issued pursuant to the exercise of Awards under this Plan shall not exceed a number of Shares equal to 1,500,000 Shares, or such other number as may be approved by the shareholders of the Corporation from time to time. In addition, in no event shall the Corporation issue Shares, or Awards requiring the Corporation to issue Shares, pursuant to this Plan if such issuance, when combined with the Shares issuable under the 2006 Plan or any other equity awards plan of the Corporation, would exceed 1,796,088 Shares, unless such issuance of Shares or Awards is approved by the shareholders of the Corporation.

(2)

No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to the Award to exceed the above-noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards. For greater certainty, Section 2.4(1) shall not limit the Corporation’s ability to issue Awards that are payable other than in Shares.

(3)	Awards will no longer be granted under the 2006 Plan and all future grants of Awards by the Board shall be made under this Plan.

(4)

To the extent Awards granted under this Plan or the 2006 Plan that can be settled in Shares issued from treasury terminate for any reason prior to exercise in full or are cancelled, the Shares subject to such Awards shall be added back to the number of Shares reserved for issuance under this Plan and such Shares will again become available for grant under this Plan.

Section 2.5 Granting of Awards.

(1)

Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(2)

Any Award granted under the Plan shall be subject to the requirement that, the Corporation has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless registration or an exemption from registration is available.

ARTICLE 3 — OPTIONS

Section 3.1 Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof.

Section 3.2 Option Awards.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term, the whole subject to the terms and conditions prescribed in this Plan, in any Option Agreement and any applicable rules of the Exchange.

Section 3.3 Option Price.

The Option Price for Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 3.4 Option Term.

(1)

The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, commencing on the date such Option is granted to the Participant and ending as specified in this Plan, or in the Option Agreement, but in no event shall an Option expire on a date which is later than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

(2)

Should the expiration date for an Option fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the thirtieth (30th) Business Day after the end of the Black-Out Period, such thirtieth (30th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10.2 hereof, the thirty (30) Business Day-period referred to in this Section 3.4 may not be extended by the Board.

Section 3.5 Exercise of Options.

(1)

Subject to the provisions of this Plan, a Participant shall be entitled to exercise an Option granted to such Participant at any time prior to the expiry of the Option Term, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

(2)

Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, any exercise of Options by a Participant shall be made in accordance with the Corporation’s insider trading policy, including any Black-Out Period’s restrictions.

Section 3.6 Method of Exercise and Payment of Purchase Price.

(1)

Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, which notice shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, cheque or bank draft of the purchase price for the number of Shares specified therein. Unless otherwise determined by the Board, the Corporation shall not offer financial assistance to any Participant in regards to the exercise of an Option.

(2)

Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)

deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(b)

in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(3)

Unless otherwise determined by the Board, a Participant may, rather than exercise the Option which the Participant is entitled to exercise under this Plan as provided above, elect to surrender such Option, in whole or in part and, in lieu of receiving the Shares to which the exercised Option relate, receive, as consideration for the surrender of such Option, the amount by which (i) the aggregate Market Value of the Shares issuable under such Option, exceeds (ii) the aggregate exercise price in respect of such Option (the “Option In-the-Money Amount”). The Corporation will satisfy payment of the Option In-the-Money Amount by delivering to the Participant, at its sole discretion, either (a) cash in an amount equal to the Option In-the-Money Amount; or (b) the number of Shares, disregarding fractions and rounded down to the nearest whole number, having a Market Value equal to the Option In-the-Money Amount; in each cases less any amount withheld on account of taxes in accordance with Section 11.2. The Corporation makes no representation to each and every Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) that it will waive or renounce its right to claim a deduction in respect of such payment.

(4)

A Participant who elects the cashless exercise of Options in accordance with Section 3.6(3) may assign a Broker to facilitate the cashless exercise of Options. In that case, such Participant is deemed to release the Corporation from any further obligation to issue Shares to such Participant in respect of the Options exercised in exchange for cash, and the Corporation will issue directly to the Broker the number of Shares in respect of such Options exercised for cash and the Broker will sell at Market Value all of the Shares in respect of which the Option has been exercised and deliver to the Participant the cash balance remaining after deducting the aggregate exercise price of such Options and any amount withheld on account of taxes in accordance with Section 11.2.

Section 3.7 Option Agreements.

Options shall be evidenced by an Option Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 3 and Article 8 hereof be included therein. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 4 — DEFERRED SHARE UNITS

Section 4.1 Nature of DSUs.

A DSU is an Award of phantom share units to an Eligible Participant, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 4.2 Election to Participate.

In addition to the amount of annual compensation that must be deferred into DSUs pursuant to guidelines adopted by the Board from time to time, each Eligible Participant may elect, once each calendar year, to be paid a percentage of his or her annual compensation in the form of DSUs, with the balance being paid in cash. In the case of an existing Eligible Participant, the election must be completed, signed and delivered to the Corporation by the end of the fiscal year preceding the fiscal year to which such election is to apply. In the case of a new Eligible Participant, the election must be completed, signed and delivered to the Corporation as soon as possible, and, in any event, no later than thirty (30) days, after the Eligible Participant’s appointment, with such election to be effective on the first day of the fiscal quarter of the Corporation next following the date of the Corporation’s receipt of the election until the final day of the fiscal year of appointment. If no election is made in respect of a particular fiscal year, the new or existing Eligible Participant will receive the annual retainer in cash.

Section 4.3 DSU Awards.

The number of DSUs that an Eligible Participant is entitled to receive in a fiscal year is based upon the percentage that the Eligible Participant is required or has elected to receive in DSUs multiplied by the Participant’s annual retainer divided by the Market Value. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Section 4.4 Redemption of DSUs.

(1)

Each Participant shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on December 31 of the following year, by providing a written Notice of Redemption to the Corporation. In the event of death of a Participant, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Participant. In the event a Notice of Redemption is not provided by a Participant, such Participant will be deemed to have delivered its Notice of Redemption on December 31 of the year following the Termination Date. Notwithstanding the foregoing, with respect to DSUs granted to United States taxpayers, no Notice of Redemption shall be required and DSUs will be automatically redeemed promptly following the Termination Date or date of death, as applicable, but in no event later than December 31 of the year of such Termination Date or death.

(2)

Subject to any conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine, in its sole discretion, whether DSUs covered in a Notice of Redemption (or deemed Notice of Redemption) shall entitle the Participant to:

(a)

receive a cash payment equal to the number of DSUs credited to the Participant’s Account as of the Termination Date multiplied by the Market Value on the Termination Date, net of any applicable withholding taxes;

(b)	receive Shares purchased on the Participant’s behalf on the open market by a Broker;

(c)	receive Shares issued to the Participant from treasury, as to one Share for each DSU redeemed; or

(d)	receive a combination of (a), (b) and/or (c) above.

(3)

Where Shares are purchased on the open market on the Participant’s behalf, the Corporation will remit all or a portion of the final payment to the Broker, and the Broker will be required to (within ten (10) Business Days) use the amount to purchase Shares in the open market on the principal Canadian stock exchange or any other public exchange on which the Shares are traded. The number of Shares will be computed by taking the number of DSUs that the Participant is entitled to receive in Shares, net of the number of DSUs that would equal to any applicable withholding taxes. Any Shares acquired by the Broker from all or a portion of the final payment and any cash remaining therefrom shall be delivered directly to the Participant forthwith as soon as practicable upon completion of such purchases.

(4)

The Corporation will make all of the payments and issue all the Shares described in this Article 4 (referred to hereinafter as the “Final Payment”) to the Participant or the Broker, within 120 days of the receipt of Notice of Redemption or expiration of the redemption period referred to in Section 4.4(1) hereof. Upon making such payment and/or delivering such Shares to the Participant or the Broker, the DSUs upon which such payment was based shall be cancelled and no further payments shall be made from the Plan in relation to such DSUs.

Section 4.5 Award of Dividend Equivalents.

Dividend Equivalents will be awarded in respect of DSUs in a Participant’s Account on the same basis as dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. These Dividend Equivalents will be credited to the Participant’s Account as additional DSUs (or fractions thereof), with the number of additional DSUs based on (a) the actual amount of dividends that would have been paid if the Participant had held Shares under the Plan on the applicable record date divided by (b) the Market Value per Share on the date on which the dividends on Shares are payable. For greater certainty, no DSUs representing Dividend Equivalents will be credited to a Participant’s Account in relation to DSUs that have been previously cancelled or paid out of the Plan and all additional DSUs credited as a result of a Dividend Equivalent will be credited at the same time as any applicable Final Payment.

Section 4.6 DSU Agreements.

DSUs shall be evidenced by a DSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 8 hereof be included therein. The DSU Agreement shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 5 — RESTRICTED SHARE UNITS

Section 5.1 Nature of RSUs.

A RSU is an Award entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

Section 5.2 RSU Awards.

(1)

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

(2)	The RSUs are structured so as to be considered to be a plan described in paragraph (k) of the definition of “Salary Deferral Arrangement” of the Tax Act or any successor to such provision.

(3)

Subject to the vesting and other conditions and provisions herein set forth and in the RSU Agreement, each RSU awarded to a Participant shall entitle the Participant to receive one Share issued from treasury or the Cash Equivalent as soon as possible upon confirmation by the Board that the vesting conditions (including the Performance Criteria, if any) have been met and no later than the last day of the Restriction Period.

Section 5.3 Restriction Period.

The applicable restriction period in respect of a particular RSU Award shall be determined by the Board but in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the Award is granted (“Restriction Period”). For example, the Restriction Period for a grant made in June 2017 shall end no later than December 31, 2020. Subject to the Board’s determination, any vested RSUs with respect to a Restriction Period will be paid to Participants in accordance with Article 5, no later than the end of the Restriction Period. Unless otherwise determined by the Board, all unvested RSUs shall be cancelled on the RSU Vesting Determination Date (as such term is defined in Section 5.5) and, in any event, no later than the last day of the Restriction Period.

Section 5.4 Performance Criteria and Performance Period.

(1)

For each award of RSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares or Cash Equivalent in exchange for all or a portion of the RSUs held by such Participant (the “Performance Period”), provided that such Performance Period may not expire after the end of the Restriction Period, being no longer than three (3) years after the calendar year in which the Award was granted. For example, a Performance Period determined by the Board to be for a period of three (3) financial years will start on the first day of the financial year in which the Award is granted and will end on the last day of the second financial year after the year in which the grant was made. In such a case, for a grant made on January 4, 2017, the Performance Period will start on January 1, 2017 and will end on December 31, 2019.

(2)

For each award of RSUs, the Board shall establish any Performance Criteria and other vesting conditions which must be met during the Performance Period in order for a Participant to be entitled to receive Shares or Cash Equivalent in exchange for his or her RSUs.

Section 5.5 RSU Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the Restriction Period.

Section 5.6 Settlement of RSUs.

(1)

Except as otherwise provided in the RSU Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of an RSU are satisfied, all of the vested RSUs covered by a particular grant may be exercised by the Participant on the first Business Day following their RSU Vesting Determination Date, but no later than the end of the Restriction Period, by delivering an Exercise Notice in respect of any or all vested RSUs held by such Participant. The date that the Exercise Notice is delivered to the Corporation is referred to as the “RSU Settlement Date”.

(2)

Except as provided in the RSU Agreement and subject to Section 5.6(3), settlement of RSUs shall take place promptly following the RSU Settlement Date and receipt of the Exercise Notice, and no later than the end of the Restriction Period, and take the form of Cash Equivalent, Shares issued from treasury, or a combination thereof, as determined by the Board, in its sole discretion, through:

(a)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque or wire transfer to the Participant representing the Cash Equivalent;

(b)	in the case of settlement of RSUs for Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Shares; or

(c)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(3)

If an Exercise Notice is not received by the Corporation from the Participant on or before the end of the Restriction Period, such Participant will be deemed to have delivered its Exercise Notice on the last Business Day of the Restriction Period and shall receive payment in the form of Cash Equivalent, Shares issued from treasury, or a combination thereof as decided by the Board, in its sole discretion, in accordance with Section 5.6(2) above.

(4)

Notwithstanding any other provision of this Plan, in the event that an RSU Settlement Date falls during a Black-Out Period or other trading restriction imposed by the Corporation and the Participant has not delivered an Exercise Notice, then such RSU Settlement Date shall be automatically extended to the thirtieth (30th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed. For greater clarity, no RSU shall be exercised by a Participant during a Black-Out Period, except for a RSU exercised for cash in accordance with Section 5.6 or a RSU exercised to hold the Shares.

Section 5.7 Determination of Amounts.

(1)

Cash Equivalent of RSUs. For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 5.6, such calculation will be made on the RSU Settlement Date based on the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account to be settled in cash.

(2)

Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a Participant upon settlement of RSUs pursuant to Section 5.6, such calculation will be made on the RSU Settlement Date based on the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account to be settled in Shares. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares.

Section 5.8 Unfunded Plan.

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of RSUs under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation. Notwithstanding the foregoing, any determinations made shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations, adopted under the Tax Act or any successor provision thereto.

Section 5.9 RSU Agreements.

RSUs shall be evidenced by a RSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 5 and Article 8 hereof be included therein. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

Section 5.10 Award of Dividend Equivalents.

Dividend Equivalents shall be awarded in respect of all unvested RSUs in a Participant’s Account on the same basis as cash dividends declared and paid on Shares as if the Participant was a shareholder of record of Shares on the relevant record date. Dividend Equivalents will be credited to the Participant’s Account in cash with the amount of cash based on the actual amount of dividends that would have been paid if the Participant’s unvested RSUs had vested and the resulting number of Shares had been issued to the Participant on or prior to the applicable record date. Dividend Equivalents in respect of unvested RSUs will be paid to the Participant as soon as possible after the applicable RSU Vesting Determination Date. In the event that the Participant’s applicable RSUs do not vest, all Dividend Equivalents associated with such RSUs will be forfeited by the Participant and returned to the Corporation’s account.

ARTICLE 6 — PERFORMANCE SHARES AND PERFORMANCE UNITS

Section 6.1 Nature of PSU’s.

A PSU is a right to receive a Share or cash equal to the value of a Share at a future time whose grant or vesting is in whole or in part conditioned on the attainment of specific performance goals.

Section 6.2 Grant of PSUs.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board, at any time and from time to time, may grant PSUs to Eligible Participants in such amounts and upon such terms as the Board shall determine.

Section 6.3 Value of PSUs.

The Board shall set Performance Criteria for a Performance Period in its discretion, which, depending on the extent to which they are met, will determine, in the manner determined by the Board and set forth in the PSU Agreement, the value and/or number of each PSU that will be paid to the Participant.

Section 6.4 Earning of PSUs.

Subject to the terms of this Plan and the applicable PSU Agreement, after the applicable Performance Period has ended, the holder of PSUs shall be entitled to receive payout on the value and number of PSUs, determined as a function of the extent to which the corresponding Performance Criteria have been achieved. Notwithstanding the foregoing, the Corporation shall have the ability to require the Participant to hold any Shares received pursuant to such Award for a specified period of time.

Section 6.5 Form and Timing of Payment of PSUs.

Payment of earned PSUs shall be as determined by the Board and as set forth in the PSU Agreement. Subject to the terms of the Plan, the Board, in its sole discretion, may pay earned PSUs in the form of cash or in Shares issued from treasury (or in a combination thereof) equal to the value of the earned PSUs at the end of the applicable Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the PSU Agreement for the grant of the Award or reserved for later determination. In no event will delivery of such Shares or payment of any cash amounts be made later than the earlier of (i) 2 1⁄2 months after the close of the year in which such conditions or restrictions were satisfied or lapsed and (ii) December 31 of the third year following the year of the grant date.

Section 6.6 Dividends and Other Distributions

The Board shall determine whether Participants holding PSUs will receive Dividend Equivalents with respect to dividends declared with respect to the Shares. Dividends or Dividend Equivalents may be subject to accrual, forfeiture or payout restrictions as determined by the Board in its sole discretion.

Section 6.7 PSU Agreements.

PSUs shall be evidenced by a PSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 6 and Article 8 hereof be included therein. The PSU Agreement shall contain such terms that may be considered necessary in order that the PSU will comply with any provisions respecting performance share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 7 — SHARE APPRECIATION RIGHTS

Section 7.1 Nature of SARs.

A SAR is an Award entitling the recipient to receive Shares having a value equal to the excess of the Market Value of the Shares on the date of exercise over the exercise price of the SAR, which price shall not be less than 100% of the Market Value of the Share on the date of grant multiplied by the number of Shares with respect to which the SAR shall have been exercised, or to the difference between the Market Value of the Share on the date of exercise and the Market Value on the date of the grant. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with a SAR.

Section 7.2 SAR Awards.

Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive SAR Awards under the Plan, (ii) fix the number of SAR Awards to be granted to each Eligible Participant and the date or dates on which such SAR Awards shall be granted, and (iii) determine the price per Share to be payable upon the vesting of each such SAR (the “SAR Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and the SAR Term, the whole subject to the terms and conditions prescribed in this Plan and in any SAR Agreement.

Section 7.3 SAR Price.

The SAR Price for the Shares that are the subject of any SAR shall be fixed by the Board when such SAR is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

Section 7.4 SAR Term.

(1)

The Board shall determine, at the time of granting the particular SAR, the period during which the SAR is exercisable, which shall not be more than ten (10) years from the date the SAR is granted (“SAR Term”) and the vesting schedule of such SAR, which will be detailed in the respective SAR Agreement. Unless otherwise determined by the Board, all unexercised SARs shall be cancelled at the expiry of such SAR.

(2)

Should the expiration date for a SAR fall within a Black-Out Period or within nine (9) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the thirtieth (30th) Business Day after the end of the Black-Out Period, such thirtieth (30th) Business Day to be considered the expiration date for such SAR for all purposes under the Plan. Notwithstanding Section 8.2 hereof, the thirty (30) Business Day-period referred to in this Section 6.4 may not be extended by the Board. For greater clarity, no SAR shall be exercised by a Participant during a Black-Out Period, except for a SAR exercised for cash in accordance with Section 7.6(4) or a SAR exercised to hold the Shares.

Section 7.5 Exercise of SARs.

Prior to its expiration or earlier termination in accordance with the Plan, each SAR shall be exercisable as to all or such part or parts of the granted Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular SAR, may determine in its sole discretion. For greater certainty, no SAR shall be exercised by a Participant during a Black-Out Period, except for a SAR exercised for cash in accordance with Section 7.6(4) or a SAR exercised to hold the Shares.

Section 7.6 Method of Exercise and Payment of Purchase Price.

(1)

Subject to the provisions of the Plan, a SAR granted under the Plan shall be exercisable (from time to time as provided in Section 7.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or to the individual that the Corporate Secretary of the Corporation may from time to time designate) or give notice in such other manner as the Corporation may from time to time designate, no less than three (3) Business Days in advance of the effective date of the proposed exercise, which notice shall specify the number of Shares with respect to which the SAR is being exercised and the effective date of the proposed exercise.

(2)

The exercise of a SAR with respect to any number of Shares shall entitle the Participant to Shares equal to the excess of the Market Value of a Share on the effective date of such exercise over the per share SAR Price.

(3)

Upon the exercise, the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(a)

deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive (unless the Participant intends to simultaneously dispose of any such Shares); or

(b)

in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall be entitled to receive to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

(4)

Unless otherwise determined by the Board, a Participant may, rather than exercise the SARs which the Participant is entitled to exercise under this Plan as provided above, elect to surrender such SAR, in whole or in part and, in lieu of receiving the Shares to which the exercised SAR relate, receive, as consideration for the surrender of such SAR, the amount by which (i) the aggregate Market Value of the Shares issuable under such SAR, exceeds (ii) the aggregate exercise price in respect of such SAR (the “SAR In-the-Money Amount”). The Corporation will satisfy payment of the SAR In-the-Money Amount by delivering to the Participant, at its sole discretion, either (a) cash in an amount equal to the SAR In-the-Money Amount; or (b) the number of Shares, disregarding fractions and rounded down to the nearest whole number having a Market Value equal to the SAR In-the-Money Amount; in each cases less any amount withheld on account of taxes in accordance with Section 11.2. The Corporation makes no representation to each and every Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) that it will waive or renounce its right to claim a deduction in respect of such payment.

(5)

A Participant who elects the cashless exercise of SARs in accordance with Section 7.6(4) may assign a Broker to facilitate the cashless exercise of SARs. In that case, such Participant is deemed to release the Corporation from any further obligation to issue Shares to such Participant in respect of the SARs exercised in exchange for cash, and the Corporation will issue directly to the Broker the number of Shares in respect of such SARs exercised for cash and the Broker will sell at Market Value all of the Shares in respect of which the SAR has been exercised and deliver to the Participant the cash balance remaining after deducting the aggregate exercise price of such SARs and any amount withheld on account of taxes in accordance with Section 11.2.

Section 7.7 SAR Agreements.

SARs shall be evidenced by a SAR Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 7 and Article 8 hereof be included therein. The SAR Agreement shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting stock appreciation rights in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

ARTICLE 8 — GENERAL CONDITIONS

Section 8.1 General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)

Employment. The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any Awards in the future nor shall it entitle the Participant to receive future grants.

(2)

Rights as a Shareholder. Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant). Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

(3)

Conformity to Plan. In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(4)

Transferrable Awards. Awards granted under this Plan shall be transferrable or assignable only to a “permitted assign” and shall be exercisable only by the Participant or his or her permitted assign. For the purposes hereof, “permitted assign” means for such Participant:

(a)	a trustee, custodian or liquidator, executor or administrator acting on behalf, or for the benefit, of the Participant;

(b)	a holding entity of the Participant;

(c)

a registered retirement savings plan or registered retirement income fund of the Participant, as such terms are defined in the Tax Act or their equivalent in any other country as determined and authorized by the Corporation, provided that an Award is a qualified investment under such equivalent plan (“Registered Plans”);

(d)	a spouse or common law partner (as such term in defined in the Tax Act) of the Participant (the “Spouse”);

(e)	a trustee, custodian or administrator acting on behalf, or for the benefit, of the Spouse;

(f)	a holding entity of the Spouse; or

(g)	a Registered Plan of the Spouse.

Section 8.2 General Conditions applicable to Options and SARs.

Each Option or SAR, as applicable, shall be subject to the following conditions:

(1)

Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for Cause, any Option or SAR or the unexercised or unvested portion thereof, as applicable, when granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for Cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s Code of Conduct and any reason determined by the Corporation to be cause for termination.

(2)

Death. If a Participant dies while in his or her capacity as an Eligible Participant, any vested Option or SAR or the unexercised portion thereof, granted to such Participant may be exercised by the liquidator, executor or administrator, as the case may be, of the estate of the Participant for that number of Shares only which such Participant was entitled to acquire under the respective Options or SARs (the “Vested Awards”) hereof on the date of such Participant’s death. Such Vested Award shall only be exercisable within one (1) year after the Participant’s death or prior to the expiration of the original term of the Options or SARs, as applicable, whichever occurs earlier. All Options or SARs or the unexercised or unvested portion thereof, as applicable, other than such Vested Awards on the date of such Participant’s death, will be cancelled on the date of such Participant’s death.

(3)

Disability. Upon a Participant ceasing to be an Eligible Participant by reason of injury or disability or upon a Participant becoming eligible to receive long-term disability benefits, any Option or SAR or the unexercised portion thereof, granted to such Participant may be exercised by such Participant or his/her representative as the rights to exercise accrue. Such Option or SAR shall only be exercisable (i) within three (3) years after such cessation or (ii) within one year following the effective date on which the Participant becomes eligible to receive long-term disability benefits (provided that, for greater certainty, such effective date shall be confirmed in writing to the Corporation by the insurance company providing such long-term disability benefits) (the “Eligibility Date”)) or (iii) prior to the expiration of the original term of the Option or SAR, whichever occurs earlier. All Options or SARs or the unexercised or unvested portion thereof, as applicable, on the date that is three (3) years after such cessation, will be cancelled on such date.

(4)

Leave of Absence. Upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including without limitation, maternity and paternity leaves, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, provided that all unvested Options and SARs in the Participant’s Account shall remain in effect until the applicable exercise date, or an earlier date determined by the Board at its sole discretion.

(5)

Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for Cause, death or disability) the right to exercise an Option or SAR shall be limited to and shall expire on the earlier of sixty (60) days after the Termination Date, or the expiry date of the Award set forth in the Grant Agreement, to the extent such Award was exercisable by the Participant on the Termination Date.

Section 8.3 General Conditions applicable to RSUs.

Each RSU shall be subject to the following conditions:

(1)

Termination for Cause or Resignation. Upon a Participant ceasing to be an Eligible Participant for Cause or the Participant’s resignation from employment with the Corporation or a Subsidiary, the Participant’s participation in the Plan shall be terminated immediately, all RSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to Shares that relate to such Participant’s unvested RSUs shall be forfeited and cancelled on the Termination Date.

(2)

Termination without Cause. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant’s employment with the Corporation or a Subsidiary being terminated by the Corporation or a Subsidiary for reasons other than for Cause, death, retirement or disability, the Participant’s participation in the Plan shall be terminated immediately, all RSUs credited to such Participant’s Account that have not vested shall be forfeited and cancelled, and the Participant’s rights to send an Exercise Notice that relate to such Participant’s vested RSUs shall expire on the earlier of sixty (60) days after the Termination Date, or at the end of the Restriction Period regarding such Awards.

(3)

Retirement; Disability. Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant’s (i) retirement, (ii) employment with the Corporation or a Subsidiary being terminated by reason of injury or disability or (iii) becoming eligible to receive long-term disability benefits, the Participant’s participation in the Plan shall be terminated immediately (provided that, for the Participant becoming eligible to receive long-term disability benefits, such termination shall occur on the Eligibility Date), provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date.

(4)

Retirement. In the case of a Participant’s retirement, this Section 8.3(4) shall not apply to a Participant in the event such Participant, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carries on or becomes employed by, engaged in or otherwise commercially involved in, any activity or business in the high-end jewelry industry prior to the applicable RSU Vesting Determination Date. In such event, Section 8.3(1) shall apply to such Participant.

(a)

If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares that relate to such unvested RSUs shall be forfeited and cancelled.

(b)

If, on the RSU Vesting Determination Date, the Board determines that the vesting conditions were met for such RSUs, the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Performance Period, if any, as of the date of the Participant’s retirement, termination or Eligibility Date and the denominator of which shall be equal to the total number of months included in the applicable Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Corporation shall distribute such number of Shares to the Participant or the liquidator, executor or administrator, as the case may be, of the estate of the Participant, as soon as practicable thereafter, but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs from such Participant’s Account, and the Participant’s rights to all other Shares that relate to such Participant’s RSUs shall be forfeited and cancelled.

(5)

Death. Except as otherwise determined by the Board from time to time, at their sole discretion, upon the death of a Participant, the Participant’s participation in the Plan shall be terminated immediately, provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board.

(a)

If, on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares (or cash or a combination of Shares and cash as permitted under this Plan) that relate to such unvested RSUs shall be forfeited and cancelled.

(b)

If, on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board, the Board determines that the vesting conditions were met, the liquidator, executor or administrator, as the case may be, of the estate of the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the applicable Performance Period, if any, as of the date of death of the Participant and the denominator of which shall be equal to the total number of months included in the applicable Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date or any earlier date as may be determined by the Board) and the Corporation shall distribute such number of Shares to the liquidator, executor or administrator, as the case may be, of the estate of the Participant as soon as practicable thereafter but no later than the end of the Restriction Period, the Corporation shall debit the corresponding number of RSUs from such deceased Participant’s Account, and the Participant’s right to all other Shares that relate to such deceased Participant’s RSUs shall be forfeited and cancelled.

(6)

Leave of Absence. Upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including without limitation, maternity and paternity leaves, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, provided that all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain in effect until the applicable RSU Vesting Determination Date.

(a)

If, on the applicable RSU Vesting Determination Date, the Board determines that the vesting conditions were not met for such RSUs, then all unvested RSUs credited to such Participant’s Account shall be forfeited and cancelled and the Participant’s rights to Shares (or cash or a combination of Shares and cash as permitted under this Plan) that relate to such unvested RSUs shall be forfeited and cancelled.

(b)

If, on the applicable RSU Vesting Determination Date, the Board determines that the vesting conditions were met, the Participant shall be entitled to receive that number of Shares equal to the number of RSUs outstanding in the Participant’s Account in respect of such Restriction Period multiplied by a fraction, the numerator of which shall be the number of completed months of service of the Participant with the Corporation or a Subsidiary during the relevant Performance Period, if any, as of the date the Participant elects for a voluntary leave of absence and the denominator of which shall be equal to the total number of months included in the relevant Performance Period, if any (which calculation shall be made on the applicable RSU Vesting Determination Date) and the Corporation shall distribute such number of Shares (or cash or a combination of Shares and cash as permitted under this Plan) to the Participant as soon as practicable thereafter but no later than the end of the applicable Restriction Period, the Corporation shall debit the corresponding number of RSUs from such Participant’s Account, and the Participant’s right to all other Shares that relate to such Participant’s RSUs shall be forfeited and cancelled.

(7)

General. For greater certainty, where (i) a Participant’s employment with the Corporation or a Subsidiary is terminated pursuant to Section 8.3(1), Section 8.3(1) or Section 8.3(5) hereof or (ii) a Participant elects for a voluntary leave of absence pursuant to Section 8.3(6) hereof following the satisfaction of all vesting conditions in respect of particular RSUs but before receipt of the corresponding distribution or payment in respect of such RSUs, the Participant shall remain entitled to such distribution or payment.

Section 8.4 General Conditions applicable to PSUs.

(a)

Death. If a Participant dies while a director, officer, senior executive or employee of the Corporation or a Subsidiary, or a consultant or service provider providing ongoing services to the Corporation or one of its Affiliates:

(i)	the number of PSUs held by the Participant that have not vested shall be adjusted as set out in the applicable PSU Agreement (collectively referred to in this Section 8.4(a) as “Deemed Awards”);

(ii)	any Deemed Awards shall vest immediately;

(iii)	any Performance Shares and Performance Share Units held by the Participant that have vested shall be paid to the Participant’s estate in accordance with the terms of the Plan and PSU Agreement; and

(iv)	such Participant’s eligibility to receive further grants of Performance Shares or Performance Share Units under the Plan ceases as of the Termination Date.

(b)

Disability. If a Participant suffers a disability while a director, officer, senior executive or employee of the Corporation or a Subsidiary, or a consultant or service provider providing ongoing services to the Corporation or one of its Affiliates, and as a result his or her employment or position with the Corporation, Subsidiary or Affiliate is terminated:

(i)

unvested awards shall be reduced to be equal to the product of (A) the number of unvested awards; and (B) the fraction obtained when dividing (x) the number of calendar days from the date of the award of the unvested awards to the Termination Date and (x) the number of calendar days from the date of the award of the unvested awards to the original vesting date set out in the PSU Agreement;

(ii)	unvested awards shall continue to vest in accordance with the terms of the Plan and PSU Agreement; and

(iii)	such Participant’s eligibility to receive further grants of PSUs under the Plan ceases as of the Termination Date.

(c)	Retirement. If a Participant voluntarily retires then:

(i)	any PSUs held by the Participant that have vested before the Termination Date shall be paid to the Participant;

(ii)

any unvested awards held by the Participant at the Termination Date shall continue to vest in accordance with the terms of the Plan and PSU Agreement following the Termination Date until the earlier of: (i) the date determined by the Board, in its sole discretion; and (ii) the date on which the PSUs vest pursuant to the original PSU Agreement in respect of such unvested awards; and (iii) such Participant’s eligibility to receive further grants of PSUs under the Plan ceases as of the Termination Date.

(d)

Termination other than Death, Disability or Retirement. Unless determined otherwise by the Board, where a Participant’s employment or term of office or engagement terminates for any reason other than death (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then:

(i)

any PSUs held by the Participant that have vested before the Termination Date shall be paid to the Participant in accordance with the terms of the Plan and PSU Agreement. Any PSUs held by the Participant that are not yet vested at the Termination Date will be immediately cancelled and forfeited to the Corporation on the Termination Date;

(ii)

the eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Corporation or an Affiliate provides the Participant with written notification that the Participant’s employment or term of office or engagement, is terminated, notwithstanding that such date may be prior to the Termination Date; and (iii) notwithstanding Section 8.4(c)(i) and (ii) above, unless the Board, in its sole discretion, otherwise determines, at any time and from time to time, PSUs are not affected by a change of employment arrangement within or among the Corporation or a Subsidiary for so long as the Participant continues to be an employee of the Corporation or a Subsidiary.

(e)

Leave of Absence. Upon a Participant electing a voluntary leave of absence of more than twelve (12) months, including without limitation, maternity and paternity leaves, the Board may determine, at its sole discretion but subject to applicable laws, that such Participant’s participation in the Plan shall be terminated, that any PSUs held by the Participant that have vested before the Participant’s leave shall be paid to the Participant in accordance with the terms of the Plan and PSU Agreement, and that any PSUs held by the Participant that are not yet vested at such time will be immediately cancelled and forfeited to the Corporation.

ARTICLE 9 — COMPLIANCE WITH U.S. TAX LAWS

Section 9.1 Compliance with Code Section 162(m) and Other Limits.

(1)

To the extent the Board determines that compliance with the Performance Based Exception is desirable with respect to an Award to a Participant who is a U.S. Resident, Section 9.1 and Section 9.2 shall apply. In the event that changes are made to Code Section 162(m) to permit flexibility with respect to any Awards available under the Plan, the Board may, subject to this Section 9.1, make any adjustments to such Awards as it deems appropriate. Subject to adjustment as provided in Article 10 hereof, for purposes of the Performance Based Exception, the total number of Shares available for grant under the Plan shall be 1,000,000. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share granted. Subject to adjustment as provided in Article 10 hereof, the total number of Shares available for grants of Incentive Stock Options is 1,000,000.

(2)

No Participant who is a U.S. Resident may be granted Awards for Options or SARs with respect to a number of Shares in any one (1) calendar year exceeding 200,000 Shares any or all of which may be Incentive Stock Options. No Participant who is a U.S. Resident may be granted Awards for any other Award other than Options or SARs with respect to a number of Shares in any one (1) calendar year exceeding 200,000 Shares, but such limit shall only apply to the extent such Awards are intended to satisfy the Performance Based Exception. If an Award denominated in Shares is cancelled, to the extent such Award was either (a) an Option or SAR, or (b) was otherwise intended to satisfy the Performance Based Exception, the Shares subject to the cancelled Award continue to count against the maximum number of Shares which may be granted to a Participant who is a U.S. Resident in any calendar year. All Shares specified in this Section 9.1(2) shall be adjusted to the extent necessary to reflect adjustments to Shares required by Article 10. During any year, no Participant who is a U.S. Resident may be granted cash Awards that are intended to satisfy the Performance Based Exception and have a Performance Period with a duration of up to one year, that have an aggregate maximum payout which could exceed US$250,000. During any year, no Participant who is a U.S. Resident may be granted cash Awards that are intended to satisfy the Performance Based Exception and have a Performance Period with a duration of longer than one year, that have an aggregate maximum payout which could exceed US$500,000. For the avoidance of doubt, the annual limits set forth in the preceding two (2) sentences are separate and distinct limits. During any year, no Participant who is a U.S. Resident who is a member of the Board and is not otherwise employed by the Company may be granted Awards with an aggregate grant date value (calculated by multiplying the Market Value of a Share on the grant date by the aggregate number of Shares subject to such Award) that exceeds US$250,000.

(3)

The Board shall designate the Participants who are U.S. Residents to be granted Awards intended to satisfy the Performance Based Exception. For Awards with a Performance Period based on a year, or a period lasting longer than a year, such designation shall occur within the first ninety (90) days of such year or Performance Period, as applicable. For Awards with a Performance Period lasting less than a year, such designation shall occur on or prior to the date that is no later than twenty-five percent (25%) through the duration of the relevant Performance Period. The opportunity to be granted an Award intended to satisfy the Performance Based Exception shall be evidenced by a Grant Agreement in such form as the Board may approve.

(4)

With respect to Awards intended to satisfy the Performance Based Exception, the Board shall establish Performance Goals for the applicable Performance Period (which may be the same or different for some or all Eligible Participants who are U.S. Residents) and may establish the threshold, target and/or maximum incentive opportunity or vesting provisions for each Participant for the attainment of specified threshold, target and/or maximum Performance Goals. Performance Goals, incentive opportunities and vesting provisions shall be set forth in the applicable Grant Agreement, and may be weighted for different factors and measures as the Board may determine.

(5)

Prior to the payment of cash or delivery of Shares in connection with any Award that is intended to satisfy the Performance Based Exception, the Board shall determine and certify in writing the degree of attainment of Performance Goals. The Board reserves the discretion to reduce (but not below zero) the amount of an individual’s payment or Share entitlement below the amount that might otherwise be due based on the degree of attainment of Performance Goals. The determination of the Board to reduce (or not to pay) an individual shall not affect the maximum amount payable to any other individual. No amount shall be payable in respect of an Award intended to qualify for the Performance Based Exception unless at least the established Performance Goal (if any) is attained.

(6)

Notwithstanding the foregoing in this Section 9.1, to the extent the Board determines that compliance with the Performance Based Exception is desirable with respect to an Award, then (a) to the extent the Board (rather than the Compensation Committee of the Board) administers the Plan, the Plan shall be administered by only those Directors who are “Independent” and (b) no Participant shall receive any payment under the Plan unless the Board has certified, by resolution or other appropriate action in writing, that the performance goals and any other material terms previously established by the Board or set forth in the Plan, have been satisfied to the extent necessary to qualify as “qualified performance based compensation” under Code Section 162(m). For purposes hereof, “Independent”, when referring to either the members of the Board shall have the same meaning as used in the rules of the Exchange.

Section 9.2 Performance Based Exception Under Code Section 162(m).

(1)

Subject to Section 9.2(4), unless and until the Board proposes for a stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 9.2(1), for Awards (other than Options and SARs) designed to qualify for the Performance Based Exception, the objective performance criteria shall be based upon one or more of the performance measures set forth in this paragraph (1) (each a “Performance Measure”). Performance Measures shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Board result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Corporation shall be used by the Board in establishing Performance Measures for such Awards: (a) earnings per share; (b) revenues or margins; (c) royalties; (d) cash flow; (e) operating margin; (f) return on assets, net assets, investment, capital, operating revenue or equity; (g) economic value added; (h) direct contribution; (i) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Corporation; (j) working capital or working capital management, including without limitation inventory turnover, working capital turns, days payable outstanding and days sales outstanding; (k) management of fixed costs or variable costs; (l) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (m) total shareholder return; (n) debt reduction; (o) market share; (p) entry into new markets, either geographically or by business unit; (q) customer retention and satisfaction; (r) strategic plan development and implementation, including turnaround plans; and (s) stock price. Any of the above criteria may be measured on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Board including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Corporation. The Board may exclude the impact of an event or occurrence which the Board determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(2)

For Awards intended to comply with the Performance Based Exception, the Board shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Participants. The Board shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Participant, a department, unit, division or function within the Corporation or any one or more Affiliates or the Corporation as a whole; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(3)

The Board shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided that Awards which are designed to qualify for the Performance Based Exception may not (unless the Board determines to amend the Award so that it no longer qualified for the Performance Based Exception) be adjusted upward (the Board shall retain the discretion to adjust such Awards downward). The Board may not, unless the Board determines to amend the Award so that it no longer qualifies for the Performance Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance Based Exception. All determinations by the Board as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

(4)

In the event that applicable laws, rules or regulations change to permit Board discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, and still qualify for the Performance Based Exception, the Board shall have sole discretion to make such changes without obtaining stockholder approval.

Section 9.3 Incentive Stock Options

(1)

Each Option granted to a U.S. Resident shall be designated in the Grant Agreement as either an “Incentive Stock Option” or a “Nonstatutory Stock Option.” Any Option designated as an Incentive Stock Option: (a) shall be granted only to a Participant who is an employee of the Corporation or Subsidiary; (b) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the date of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and any other employee stock option plan of the Corporation or any parent or subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”); and (c) shall have a term not exceeding 10 years from the date of grant or such shorter term as may be provided in the Award Agreement and, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares of the Corporation representing more than 10 percent of the voting power of all classes of shares of the Corporation or any parent or subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Grant Agreement. No Incentive Stock Options may be granted under the Plan after the tenth (10th) anniversary of the earlier of the effective date of the Plan or the date the Plan was approved by the Board.

Section 9.4 Code Section 409A

(1)

This Plan and each Award granted hereunder is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan or any Grant Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan or any Grant Agreement, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan or any Grant Agreement during the six (6) month period immediately following the Participant’s termination of service with the Corporation or a Subsidiary shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Corporation nor any Subsidiary nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither Corporation nor any Subsidiary nor the Board will have any liability to any Participant for such tax or penalty. No amendment or termination of the Plan will accelerate the timing of any payments that constitute deferred compensation under Code Section 409A unless such acceleration of payment is permitted by Code Section 409A.

ARTICLE 10— ADJUSTMENTS AND AMENDMENTS

Section 10.1 Adjustment to Shares.

(1)

In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(2)

In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(3)

If at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 10.1(1) or Section 10.1(2) hereof or, subject to the provisions of Section 10.2(3) hereof, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), the Participant shall be entitled to receive upon the subsequent exercise or vesting of Award, in accordance with the terms hereof and shall accept in lieu of the number of Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Corporation or the Successor Corporation (as the case may be) or other consideration from the Corporation or the Successor Corporation (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 10.2(3) hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Shares to which such Participant was immediately theretofore entitled upon such exercise or vesting of such Award.

(4)

If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution to all holders of Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

(5)

Subject to any required action by the shareholders of the Corporation, the number of Shares, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Shares, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other similar transaction. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided in Section 10.1(5) hereof, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Shares.

Section 10.2 Amendment or Discontinuance of the Plan.

(1)	The Board may amend the Plan or any Award at any time without the consent of the Participants provided that such amendment shall:

(a)	not adversely alter or impair any Award previously granted except as permitted by the provisions of Article 9 hereof;

(b)	if, at the time, the Corporation’s securities are listed on an Exchange, be subject to any regulatory approvals including, where required, the approval of the Exchange; and

(c)

be subject to shareholder approval, where required by law or if, at the time, the Corporation’s securities are listed on an Exchange, the requirements of the Exchange, provided that shareholder approval shall not be required for the following amendments and the Board may make any non-material changes which may include but are not limited to:

(i)	amendments of a “housekeeping” nature;

(ii)	a change to the vesting provisions of any Award;

(iii)

the introduction or amendment of a cashless exercise feature payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Plan reserve;

(iv)	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted; and

(v)	the addition of a deferred or restricted share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the issuer.

(2)	Notwithstanding Section 10.2(1)(c), the Board shall be required to obtain shareholder approval to make the following amendments:

(a)	any change to the maximum number of Shares issuable from treasury under the Plan, except in the event of an adjustment pursuant to Section 10.1;

(b)

any amendment which reduces the exercise price of any Award, as applicable, after such Awards have been granted or any cancellation of an Award and the substitution of that Award by a new Award with a reduced price, except in the case of an adjustment pursuant to Section 10.1;

(c)	any amendment which would permit a change to the Eligible Participants, including a change which would have the potential of broadening or increasing participation by Insiders;

(d)	any amendment which would permit any Award granted under the Plan to be transferable or assignable by any Participant other than as allowed by Section 8.1(4);

(e)	any amendment to the amendment provisions of the Plan; or

(f)	any other material amendment to the Plan,

provided that Shares held directly or indirectly by Insiders benefiting from the amendments in Sections (b) and (c) shall be excluded when obtaining such shareholder approval.

(3)

Notwithstanding anything contained to the contrary in the Plan, but subject to any specific provisions contained in any Employment Agreements and any Grant Agreement, in the event of a Change in Control that is not a Going-Private Transaction, the Board may make such provision for the protection of the rights of the Participants as the Board in its discretion considers appropriate in the circumstances, including, without limitation, changing the Performance Criteria and/or other vesting conditions for the Awards and/or the date on which any Award expires or the Restriction Period, the Performance Period, the Performance Criteria and/or other vesting conditions for the Awards.

(4)

Notwithstanding anything contained to the contrary in the Plan, but subject to any specific provisions contained in any Employment Agreements, in the event of a Going-Private Transaction, any Award will remain outstanding after the consummation of such transaction and shall be exercisable by the Participant solely for a cash payment from the Corporation to the Participant equal to the Market Value of the Shares on the date of exercise reduced by the exercise price of the Award. The total appreciation available to the Participant as a result of any exercise of the Award shall be equal to 100% of the product of (i) the number of Shares underlying the Award exercised multiplied by (ii) the excess of the Market Value over the exercise price of such Award.

(5)

The Board may, by resolution, advance the date on which any Award may be exercised or payable or, subject to applicable regulatory provisions, including the rules of the Exchange, and shareholder approval, extend the expiration date of any Award, in the manner to be set forth in such resolution provided that the period during which an Option or a SAR is exercisable or RSU is outstanding does not exceed ten (10) years from the date such Option or SAR is granted in the case of Options and SARs and three (3) years after the calendar year in which the award is granted in the case of RSUs. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option or SAR may be exercised or RSU may be outstanding by any other Participant.

(6)

The Board may, by resolution, but subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Board.

(7)

The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Awards previously granted to a Participant under the Plan.

ARTICLE 11 — MISCELLANEOUS

Section 11.1 Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

Section 11.2 Tax Withholding.

(1)

Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 11.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(2)

Notwithstanding the first paragraph of this Section 11.2, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

Section 11.3 Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement.

Section 11.4 Securities Law Compliance.

Each Grant Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until (1) any then applicable requirements of United States state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Corporation and its counsel and (2) if required to do so by the Corporation, the Participant has executed and delivered to the Corporation a letter of investment intent in such form and containing such provisions as the Board may require. The Corporation shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the United States Securities Act of 1933 the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Corporation is unable to obtain from any such regulatory commission or agency the authority which counsel for the Corporation deems necessary for the lawful issuance and sale of Shares under the Plan, the Corporation shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained.

Section 11.5 Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 11.6 Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, without recourse to its conflict of laws rules.

Section 11.7 Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 11.8 Effective Date of the Plan.

The Plan shall take effect on September 21, 2016, which is the date that this Plan was adopted by the shareholders.